Exhibit 21.1

SUBSIDIARIES OF ON DECK CAPITAL, INC.

Name	Jurisdiction
OnDeck Capital UK LTD	United Kingdom
On Deck Payment Support, LLC	Delaware
On Deck Asset Company, LLC	Delaware
On Deck Capital Australia PTY LTD	Australia
OnDeck Account Receivables Trust 2013-1 LLC	Delaware
Canada On Deck Asset Funding, LP	Ontario
OnDeck Canada Holdings, Inc.	Delaware
OnDeck Capital Canada, ULC (f/k/a On Deck Capital Canada, Inc.)	British Columbia
Prime OnDeck Receivable Trust II, LLC	Delaware
Receivables Assets of OnDeck, LLC	Delaware
OnDeck Australia Loan Funding I Pty Ltd	Australia
OnDeck Australia Loan Funding Trust I	Australia
ODIP, LLC	Delaware
OnDeck Asset Securitization Trust II LLC	Delaware
ODWS, LLC	Delaware
OnDeck Asset Funding I LLC	Delaware
1119641 B.C. LTD	British Columbia
Small Business Asset Fund II LLC	Delaware
Small Business Funding Trust	Delaware